Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Wells Fargo Funds Trust:

We consent to the use of our reports dated April 23, 2009, with respect to the financial statements of the Wells Fargo Advantage California Municipal Money Market Fund, Wells Fargo Advantage Money Market Fund, and Wells Fargo Advantage Municipal Money Market Fund, each a fund of Wells Fargo Funds Trust as of February 28, 2009, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

March 29, 2010